Exhibit 10.1
February 17, 2009
Scott Wood
Virginia Bunte
Separation Agreement
Dear Ginger:
     This letter confirms our agreement (“Agreement”) regarding your separation from Golfsmith International, Inc. and its parent and each of its subsidiaries (hereafter “Golfsmith”) as follows:
1. We have designated March 4, 2009 (the “Separation Date”), as the effective date of your termination as Senior Vice President – Chief Financial Officer, and the final date of your employment with Golfsmith.
2. Payments and Benefits.
     (a) From the Separation Date until March 4, 2011 (the “Severance Period”), Golfsmith will continue to pay your base salary in effect as of the Separation Date (“Severance Pay”), which amounts to an aggregate total of four hundred fourteen thousand ($414,000), less deductions required by law, in consideration for the promises, covenants, agreements, and releases set forth herein.  The Severance Pay described in this paragraph shall be paid to Employee at Golfsmith’s regular pay periods during the Severance Period by continuing the direct deposit in effect as of the Separation Date.  In the event that you become employed by and receive income from another company or entity after March 4, 2010 but during the Severance Period, you shall promptly notify Golfsmith in writing, and the Severance Payments described in this paragraph shall be offset by the total amount of any monies you earn during the Severance Period as an employee of another company or entity, regardless of the amount or type of monies earned; provided further, that if the total amount of any moneys earned or received as an employee of another company or entity is the equivalent of your aggregate total Severance Pay or greater during the Severance Period, Golfsmith’s obligation to pay the Severance Pay shall cease .
     (b) For a period of up to 24 months following your Separation Date or until you and your dependants are eligible to be covered and actually become covered under another substantially equivalent medical insurance plan for health and dental coverage by a subsequent employer, whichever is sooner, Golfsmith will fund you and your dependants’ continued health insurance benefits pursuant to the Company plan for the first six months and then by matching your COBRA continuation coverage payments (the “Insurance Continuation Payments”) commensurate with the elections you selected prior to the Separation Date during the Severance Period, provided you elect COBRA coverage when requested. In the event that you become employed by and obtain health and dental coverage with another company during the Severance Period, you shall promptly notify Golfsmith in writing.
     (c) All of your outstanding options to acquire Golfsmith’s common stock that were granted under the 2002 Incentive Stock Plan shall continue to vest in accordance with their current vesting schedules as of the Separation Date and your rights under the 2002 Incentive Stock Plan remain in effect and are not altered because of your severance of employment with Golfsmith, your acceptance of employment with another company or the terms otherwise in this Agreement.
3. Sale of Golfsmith.
     Golfsmith’s obligations and promises to you including, but not limited to those in this Agreement, shall survive any merger, acquisition or sale of the Company as originally defined in your Amended and Restated Employment Agreement dated May 30, 2006 or otherwise. Golfsmith agrees to require as a term of any sale of Golfsmith, that the Company or entity that purchases it during the Severance period must assume its obligations and promises to you as an accepted liability of said sale.
4. In consideration of the foregoing payments and benefits, and for other good and valuable consideration, you agree as follows:
     (a) Release You for yourself and your successors, heirs and assigns IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES Golfsmith, and its parents, subsidiaries affiliates, and the shareholders, directors, officers, employees, agents, attorneys, insurers, guardians, successors, assigns, heirs, executors, and administrators (the “Releasees”) from any and all claims, liabilities, obligations, agreements, damages, causes of action, costs, losses, damages, and attorneys’ fees and expenses whatsoever, whether known or unknown or whether connected with your employment by Golfsmith or not, including, but not limited to, any dispute, claim, charge, or cause of action arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et. seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq., the Texas Commission on Human Rights Act, Tex. Labor Code § 21.001 et. seq., the Employee Retirement Income Security Act of 1974, as amended 29 U.S.C. § 1001, et seq., and any other municipal, local, state, or federal law, common or statutory, which may have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement.
     (b) Golfsmith Property. Within two weeks of the Date of Termination you shall promptly return all Property which had been entrusted or made available to you by Golfsmith. The term “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by you during your employment with Golfsmith (and any duplicates of any such Property) together with any and all information, ideas, concepts, discoveries, and inventions and the like (including, but not limited to, Confidential Information as defined below conceived, made, developed or acquired at any time by you individually or, with others during your employment which relate to Golfsmith, its business or its products or services.

     (c) Trade Secrets. You agree that you shall hold in a fiduciary capacity for the benefit of Golfsmith and its Affiliates and shall not directly or indirectly use or disclose any Trade Secret that you may have acquired during the term of your employment by Golfsmith, its Affiliates or any of their predecessors for so long as such information remains a Trade Secret, where the term “Trade Secret” means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing or a process that (i) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of reasonable efforts by Golfsmith and any of its Affiliates to maintain its secrecy. This section is intended to provide rights to Golfsmith and its Affiliates which are in addition to, not in lieu of, those rights Golfsmith and its Affiliates have under the common law or applicable statutes for the protection of trade secrets.
     (d) Confidential Information. You shall hold in a fiduciary capacity for the benefit of Golfsmith and its Affiliates, and shall not directly or indirectly use or disclose, any Confidential Information that you may have acquired (whether or not developed or compiled by you and whether or not you are authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by Golfsmith or its Affiliates or their predecessors without the prior written consent of the Board of Directors of Golfsmith unless and except to the extent that such disclosure is required by any subpoena or other legal process (in which event you will give Golfsmith prompt notice of such subpoena or other legal process in order to permit Golfsmith to seek appropriate protective orders). For the purposes of this separation agreement, the term “Confidential Information” means any secret, confidential or proprietary information possessed by or entrusted to Golfsmith or any of its Affiliates, including, without limitation, trade secrets, customer or supplier lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included as a Trade Secret hereunder) that has not become generally available to the public other than through disclosure by you, and the term “Confidential Information” may include, but not be limited to, future business plans, licensing strategies, advertising campaigns, information regarding customers or suppliers, executives and independent contractors and the terms and conditions of this separation agreement. The Confidential Information as described above may be in any form, including, but not limited to, any intangible form such as unrecorded knowledge, information, ideas, concepts, mental impressions, or may be embodied in equipment or other tangible form, such as a document, drawings, photographs, computer code, software or other printed or electronic media. Notwithstanding the provisions of this section to the contrary, you shall be permitted to furnish this separation agreement to a subsequent employer or prospective employer.
     (e) Non-solicitation of Customers or Employees.
     (i) During the two (2)-year period following the Date of Termination (the “Restricted Period”) you shall not, on your own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit or attempt to solicit on behalf of a Competing Business customers of Golfsmith or any of its Affiliates with whom you had contact or made contact within the course of your employment by Golfsmith or an Affiliate within the twenty-four month period immediately preceding the beginning of the Restricted Period, or induce or attempt to induce any such customers or suppliers of Golfsmith or any of its Affiliates to cease or reduce business with Golfsmith or any of its Affiliates, or knowingly interfere with any relationship between any such customer, supplier or any other business relation and Golfsmith or any such Affiliate.
     For the purpose of this separation agreement, a “Competing Business” means any business which designs, distributes, sells or markets golf equipment and golf related products, or any other business in which Golfsmith or any of its Affiliates is substantially engaged, (1) at any time during the Term, or (2) for purposes of the Restricted Period, at any time during the one-year period immediately preceding the Date of Termination. Notwithstanding the foregoing, a Competing Business shall not include (i) suppliers of Golfsmith or any of its Affiliates, or (ii) any entity that receives less than 25% of its revenue from the retail sales of golf equipment or golf related products, so long as, in the case of either clause (i) or (ii), you do not engage in the design, distribution, sales or marketing of golf equipment or golf related products.

     (ii) During the Restricted Period, you shall not, either directly or indirectly, call on, solicit or attempt to induce any person who is or, during the twelve month period immediately preceding the beginning of the Restricted Period, was an officer, employee or independent contractor of Golfsmith or any of its Affiliates to terminate his or her employment or relationship with Golfsmith or any of its Affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his or her employment). Notwithstanding the foregoing, nothing herein shall prohibit any person from independently contacting you about employment during the Restricted Period provided that you do not solicit or initiate such contact.
     (f) Non-competition Obligation. During the Restricted Period you will not, for yourself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), be employed by, or own, manage, operate or control, or become a director, officer, partner, employee, agent or consultant of, any entity which is engaged in, or otherwise engage in, a Competing Business (described above). Notwithstanding the preceding sentence, you will not be prohibited from owning less than two percent (2%) of any publicly traded corporation, whether or not such corporation is in a Competing Business.
     (g) Nondisparagement. You agree not to disparage or defame to third parties Golfsmith or any of its respective Affiliates or their respective officers or directors, or their respective employees or owners who were such employees or owners during the Restricted Period. During the Restricted Period and at all times thereafter, Golfsmith and its Affiliates and their respective officers and directors shall not disparage or defame you to third parties. Nothing contained in this section shall preclude you or Golfsmith from enforcing his or their respective rights under this Employment Agreement.
     Golfsmith shall provide a recommendation for your work done for the Company at your request during the Severance period.
     (h) Reasonable and Continuing Obligations. You agree that your obligations under this Section 4 are reasonable, fair and equitable in scope, terms and duration, are necessary to protect Golfsmith’s legitimate business interests and are a material inducement to Golfsmith to enter into this separation agreement.
     (i) Remedy for Breach. You agree that the remedies at law of Golfsmith for any actual or threatened breach by you of the covenants in this Section 4 would be inadequate and that Golfsmith shall be entitled to (i) cease or withhold payment to you of any severance payments or benefits described in Section 2 for which you otherwise qualify under Section 2, and/or (ii) specific performance of the covenants in this Section 4, including entry of a temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 4, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which Golfsmith may be legally entitled to recover. Golfsmith agrees to give you, and, if known, your attorney, notice of any legal proceeding, including any application for a temporary restraining order, relating to an attempt to enforce the covenants in this Section 4 against you. You acknowledge and agree that the covenants in this Section 4 shall be construed as agreements independent of any other provision of this separation agreement or any other agreement between you and Golfsmith, and that the existence of any claim or cause of action by you against Golfsmith, whether predicated upon this separation agreement or any other agreement, shall not constitute a defense to the enforcement by Golfsmith of such covenants.
     (j) Scope of Covenants. You and Golfsmith further acknowledge that the time, scope, geographic area and other provisions of this Section 4 have been specifically negotiated by sophisticated parties and agree that they consider the restrictions and covenants contained in this Section 4 to be reasonable and necessary for the protection of the interests of Golfsmith and its Affiliates, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

     (k) Claimed Violation. In the event either party claims that the other party violated any provision of this Section 4, then the claiming party shall give the other party three (3) Business Days’ Notice of such claimed violation, pursuant to the terms of Section 6, for such party to cease and desist and/or cure such violation. The party alleged to have violated any provision of Section 4 will be given 15 days to cease said violation prior to any action taken pursuant to Section 4.
5. You fully understand and agree that:
(a)	this Release is in exchange for receiving benefits from Golfsmith pursuant to this Agreement;

(b)	no rights or claims are released or waived that may arise after the date you sign this Release;

(c)	You have 7 days following your signature of this Release to revoke the Release;

(d)	this Release shall not become effective or enforceable until the revocation period of 7 days has expired without your revoking this Release;

(e)	You will provide Notice to Golfsmith immediately upon your acceptance of any new employment and the start date of such new employment during the Severance period.
     If, after signing, you choose to revoke this Release, you must do so by providing Notice to Golfsmith in writing within seven (7) days of execution.
6. Notice.
(a)	Any notice required by or to be given pursuant to this Agreement (“Notice”) shall be delivered to the parties at the addresses set forth below (or such other address as one party may specify by Notice to the other as provided herein), either by (1) express/courier/overnight delivery with written proof of delivery, and simultaneously by email, or (b) by first class mail, and simultaneously by fax and email, or (3) by certified mail return receipt requested and simultaneously by first class mail.

(b)	Notice shall be deemed duly “given” as follows: (1) on the next business day if sent by overnight delivery and simultaneously by email, or (2) on the second business day after it was sent by mail, fax and email, or (3) on the third business day after it was sent by certified mail return receipt requested and simultaneously by first class mail.

(c)	Notice Addresses:
Golfsmith
To the Corporation:

Golfsmith International Holding Inc.
Attn: R. Scott Wood, Esq.
11000 North IH 35
Austin, TX 78753-3195
Virginia Bunte
To the Party: Ginger Bunte
(d)	Refusal to accept a Notice does not invalidate such Notice if it is delivered or sent in accordance with the terms of this paragraph.

(e)	The Parties agree and acknowledge that they must provide notice to each other and each other’s attorneys of any change in their mailing address, otherwise the last known address established by this Agreement shall be deemed valid for service upon all of them, regardless of whether they changed their address without notice to each other and each other’s attorney.
7. Indemnifications by Golfsmith.
     The Company hereby acknowledges the Indemnification Agreement executed between you and the Company on June 20, 2006 and reaffirms its commitment to be bound by the terms thereof, which are incorporated herein by reference. Golfsmith further acknowledges that its indemnification obligations to you outlined in Section 1 of the Indemnification Agreement include, but are not limited to, third-party claims of negligence and gross negligence.
8. Representation by Counsel.
     You acknowledge that you have been represented by independent legal counsel of your own choice, throughout all of the negotiations preceding the execution of this Agreement; that you have been advised to consult with an attorney before signing this Agreement; that you have executed this Agreement after consultation with (and/or the opportunity to consult with) your independent legal counsel; that you have had ample time to carefully read this Agreement in its entirety and consider the terms set forth herein; that you have had the opportunity to have the provisions of this Agreement explained to you by your own counsel, who has answered to your satisfaction any questions you have asked with regard to the meaning of any of the provisions of this Agreement; that you fully understand the terms and significance of each of the provisions in this Agreement; that you voluntarily assent to all the terms and conditions contained therein; and that you are signing this Agreement voluntarily and of your own force and free will.

9. Binding Effect; Successors and Assigns.
     This Agreement will inure to the benefit of, and may be enforced by, the Parties hereto, and each of their heirs, executors, administrators, trustees, legal representatives and successors (and permitted assigns). This Agreement will be the obligation of, and be binding upon the Parties hereto, as well as each of their estates, heirs, beneficiaries, distributees, and equitable successors in interest, to the extent of their estates, holdings and property. This Agreement may not be assigned without the express written consent of (signed by) the other Party. Any purported assignment, unless consented to by the non-assigning Parties, shall be void and without effect. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give anyone, other than the Parties hereto and their respective heirs, executors, administrators, trustees, legal representatives and successors (and permitted assigns), any rights or benefits under or by reason of this Agreement and no other person or entity shall have any right to enforce any of the provisions of this Agreement.
10. Interpretation.
     Should any provision of this Agreement require interpretation or construction, it is agreed by the Parties hereto that the entity interpreting or construing this Agreement shall not apply a presumption that the provisions shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared it.
     If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated by agreement of all the parties hereto as noted by their written initials hereon, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.
     Nothing in this Agreement shall be interpreted to mean your employment with Golfsmith was terminated for cause.
11. This agreement shall be governed by the laws of the State of Texas. This is the entire agreement between the parties. No other promises or agreements have been made to you except as stated in this agreement. This agreement may not be changed or modified except by a written document signed by the parties.
     If you have any questions concerning your compensation or benefits under this agreement, please direct them to me at the address above, or for any health insurance benefit information to Ron Ivanitch at (512) 821-4109.
     Please signify your agreement with the foregoing by signing both original letters where indicated below and returning one original to me.
     On behalf of Golfsmith, I express our best wishes for your success.

Sincerely,

/S/ R. Scott Wood

R. Scott Wood
Vice President | General Counsel

ACCEPTED AND AGREED to this

17th day of February, 2009.

/s/Virginia Bunte Virginia Bunte